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[First Indiana Logo]

FIRST INDIANA CORPORATION

                                                                   May 24, 2000


                                          Beth Copeland - Media (First Indiana)
                                                                 (317) 269-1395
                Owen B. Melton, Jr. - Shareholders and Analysts (First Indiana)
                                                                 (317) 269-1220



            First Indiana Bank Elects New Chief Financial Officer

     (Indianapolis) - First Indiana Corporation has elected William J. Brunner Vice President and Treasurer, according to Robert H. McKinney, Chairman. Mr. Brunner has also been elected Senior Vice President and Chief Financial Officer of First Indiana Bank, the Corporation's principal subsidiary. Mr. Brunner will join First Indiana on May 30, 2000, replacing David L. Gray, who has retired.

     "Bill brings to First Indiana nearly 20 years' experience in financial management, treasury management, and business unit financial planning," Mr. McKinney said. "His expertise in all of these areas will help position First Indiana as Central Indiana's leading locally owned bank and maximize our shareholders' return on their investment."

     Currently, Mr. Brunner is Senior Vice President and Director of Corporate Planning at Citizens Financial Group, a $28 billion bank holding company based in Providence, Rhode Island. Previously, he was Vice President - Treasury Management for Banc One Corporation in Columbus, Ohio, and prior to that position, Chief Financial Officer of Bank One Cincinnati, N.A.

     "We welcome Bill to First Indiana Corporation," said Marni McKinney, Vice Chairman and CEO. "Bill will help the Bank's leadership team select the right strategies for enhancing core earnings, developing long-term funding sources, and increasing First Indiana's net interest margin."

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First Indiana Elects New Chief Financial Officer
May 24, 2000
Page 2 of 2



     Mr. Brunner is a graduate of St. Cloud State University, St. Cloud, Minnesota, and holds an MBA in Finance from Georgia State University in Atlanta. He is active in several professional organizations.

     First Indiana Corporation (NASDAQ - FISB) is the holding company for First Indiana Bank. First Indiana Bank is the largest publicly held bank based in Indianapolis, with $2 billion in assets and 23 stores in Metropolitan Indianapolis, Franklin, Mooresville, Pendleton, Rushville, and Westfield. In addition to its retail banking operations, First Indiana has construction and consumer loan offices throughout Indiana and in Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio; and provides investment advisory and trust services through FirstTrust Indiana. Information about First Indiana is available on the Internet at www.firstindiana.com.

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statement to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking theses safe-harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.